Exhibit 10.5

SELF-STORAGE SECURITISATION B.V.

as Issuer

BARCLAYS BANK PLC

as Liquidity Facility Provider

CITICORP TRUSTEE COMPANY LIMITED

as Trustee

SHURGARD SELF-STORAGE SCA

as Cash Administrator

LIQUIDITY FACILITY AGREEMENT

in relation to

€235,000,000 Class A Secured Floating Rate Notes due 2014

€40,000,000 Class B Secured Floating Rate Notes due 2014

€50,000,000 Class C Secured Floating Rate Notes due 2014

CONTENTS

Clause		Page
SECTION A

INTERPRETATION

1.	Definitions	5

2.	Issuer Common Terms	5

SECTION B

THE FACILITY

3.	The Facility	6

SECTION C

AVAILABILITY OF THE LIQUIDITY FACILITY

4.	Availability of LF Revolving Drawings	7

5.	Availability of Liquidity Standby Drawings	7

6.	Utilisation of the Liquidity Facility Reserve Account	8

SECTION D

INTEREST

7.	LF Revolving Drawing Periods, Liquidity Standby Loan Periods and LF Withdrawal Periods	10

8.	Payment and Calculation of Interest	10

9.	Market Disruption and Alternative Interest Rates	11

SECTION E

INCREASE, RENEWAL, REPAYMENT AND CANCELLATION

10.	Increasing and Renewing the Liquidity Facility	13

11.	Repayment	14

12.	Cancellation	16

SECTION F

CHANGE IN CIRCUMSTANCES

13.	Increased Costs	19

14.	Illegality	20

15.	Mitigation	20

SECTION G

WARRANTIES AND COVENANTS

16.	Issuer’s Warranties	22

17.	Liquidity Facility Provider’s Warranties	22

18.	Issuer’s Covenants	23

19.	Other Covenants	24

SECTION H

LF EVENTS OF DEFAULT

20.	LF Events of Default	25

SECTION I

RELATIONSHIP BETWEEN ISSUER, TRUSTEE AND LIQUIDITY FACILITY PROVIDER

21. Relationships		27

SECTION J

SECURITY AND ENFORCEMENT

22. Security		29

SECTION K

FEES, COSTS, EXPENSES, INDEMNITIES AND PAYMENTS

23. Commitment Commission and Fees		30

24. Costs and Expenses		30

25. Default Interest and Break Costs		31

26. Issuer’s Indemnities		32

27. Payments		32

SECTION L

ASSIGNMENT AND EVIDENCE OF DEBT

28. Assignments		34

29. Calculations and Evidence of Debt		35

SECTION M

MISCELLANEOUS

30. Times		36

31. Execution		36

SCHEDULE 1	AMENDMENTS TO ISSUER COMMON TERMS	37

SCHEDULE 2	CONDITIONS PRECEDENT	39

SCHEDULE 3	LF REVOLVING DRAWING NOTICE	40

SCHEDULE 4	LIQUIDITY STANDBY DRAWING NOTICE	41

SCHEDULE 5	LF WITHDRAWAL NOTICE	42

SCHEDULE 6	LIQUIDITY FACILITY RENEWAL LETTER	43

SCHEDULE 7	MANDATORY COSTS	44

SCHEDULE 8	ISSUER’S LF WARRANTIES	46

SCHEDULE 9	ISSUER’S LF COVENANTS	49

SCHEDULE 10 DEFINITIONS		50

THIS AGREEMENT is made on 15 October 2004

BETWEEN

(1)	SELF-STORAGE SECURITISATION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands registered with the Trade Register of Chamber of Commerce and Industry in Amsterdam under number 34210837 and whose registered office is at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands (the “Issuer”);

(2)	BARCLAYS BANK PLC, a public company with limited liability incorporated under the laws of England and Wales with registered number 1026167 whose registered office is at 54 Lombard Street, London EC3P 3AH acting in its capacity as liquidity facility provider to the Issuer (the “Liquidity Facility Provider”, which expression shall include such company and all other persons or companies acting as liquidity facility provider under this Agreement);

(3)	CITICORP TRUSTEE COMPANY LIMITED, a limited liability company incorporated under the laws of England and Wales with registered number 00235914 whose registered office is at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (in its capacity as “Trustee”, which expression shall include such company and all other persons or companies for the time being acting under the Trust Deed in the capacity of the trustee or trustees); and

(4)	SHURGARD SELF STORAGE SCA, a Belgian limited liability partnership with enterprise number 0454.057.394 whose registered office is at 48 Quai de Commerce, 1000 Brussels, acting in its capacity as cash manager to the Issuer (the “Cash Administrator” which expression shall include such company and all other persons or companies acting as cash manager under the Issuer Cash Administration Agreement).

INTRODUCTION:

(A)	The Issuer has authorised the creation and issue of the Notes and incurred other Obligations.

(B)	The Liquidity Facility Provider has agreed to make funds available to the Issuer by way of loan to assist in funding Liquidity Shortfalls.

THE PARTIES AGREE AS FOLLOWS:

SECTION A

INTERPRETATION

1.	DEFINITIONS

Unless otherwise defined in this Agreement or Schedule 10 (Definitions) hereto or the context requires otherwise, words and expressions used in this Agreement have the meanings and constructions ascribed to them in Schedule 1 (Master Definitions Schedule) of the master framework agreement (the “Master Framework Agreement”) which is dated on or about the date of this Agreement between, amongst others, each of the parties to this Agreement.

2.	ISSUER COMMON TERMS

2.1	Incorporation of Issuer Common Terms

The Issuer Common Terms apply to this Agreement and shall be binding on the parties to this Agreement as if set out in full in this Agreement except that Paragraph 24 (Costs) and Paragraph 21.2 (Prima facie evidence) of the Issuer Common Terms do not apply to this Agreement.

2.2	Amendments to the Issuer Common Terms

The Paragraphs of the Issuer Common Terms not disapplied in accordance with Clause 2.1 (Incorporation of Issuer Common Terms) are varied, to the extent they apply to this Agreement, in the manner set out in Schedule 1 (Amendments to Issuer Common Terms).

2.3	Conflict with Issuer Common Terms

If there is any conflict between the provisions of the Issuer Common Terms and the provisions of this Agreement, the provisions of this Agreement shall prevail.

2.4	Obligor/Obligee

2.4.1	Paragraph 1 (Further Assurance) of the Issuer Common Terms applies to this Agreement as if set out in full in this Agreement and as if the Issuer were the Obligor and the Liquidity Facility Provider and the Trustee were each Obligees for the purposes of such Paragraph;

2.4.2	This Agreement and all matters arising from or connected with it shall be governed by English law in accordance with Paragraph 25 (Governing Law) of the Issuer Common Terms. Paragraph 26 (Jurisdiction) of the Issuer Common Terms applies to this Agreement as if set out in full in this Agreement.

SECTION B

THE FACILITY

3.	THE FACILITY

3.1	Grant of the Facility

The Liquidity Facility Provider grants to the Issuer through the LF Facility Office, upon the terms and subject to the conditions hereof, a committed, euro, revolving liquidity facility in a maximum aggregate amount of €30,000,000, such amount being adjusted from time to time in accordance with the terms of this Agreement.

3.2	Purpose and Application

The Liquidity Facility is intended for the purpose of funding any Liquidity Shortfall. Accordingly, the Issuer shall apply all amounts borrowed by it hereunder for such purpose in accordance with this Agreement and the Issuer Cash Administration Agreement and the Liquidity Facility Provider shall not be obliged to concern itself with such application.

3.3	Conditions Precedent

Except as the Liquidity Facility Provider may otherwise agree, the Issuer may not deliver any LF Notice of Drawing unless the Liquidity Facility Provider has confirmed to the Issuer that it has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) and that each is, in form and substance, satisfactory to the Liquidity Facility Provider (which confirmation it shall supply promptly upon receipt of such documents or other evidence).

SECTION C

AVAILABILITY OF THE LIQUIDITY FACILITY

4.	AVAILABILITY OF LF REVOLVING DRAWINGS

4.1	LF Revolving Drawings

The Issuer (or the Cash Administrator on behalf of the Issuer) may make an LF Revolving Drawing if:

4.1.1	not later than 10.00 a.m. (London time) on the relevant Note Payment Date, the Liquidity Facility Provider has received from the Issuer (or the Cash Administrator on behalf of the Issuer) a duly completed LF Revolving Drawing Notice;

4.1.2	the proposed date for the making of such LF Revolving Drawing is a Note Payment Date within the Liquidity Facility Availability Period;

4.1.3	the proposed amount of such LF Revolving Drawing does not exceed the lesser of

(a)	the amount of the Available Liquidity Facility; and

(b)	the Liquidity Shortfall; and

4.1.4	no LF Event of Default has occurred and is continuing.

4.2	Advance of LF Revolving Drawings

Subject to satisfaction of the conditions in Clause 4.1 (LF Revolving Drawings), an advance of the LF Revolving Drawing shall be made to the Issuer by 12.00 noon (London time) on the Note Payment Date set out in the LF Revolving Drawing Notice in the aggregate principal amount specified in the relevant LF Revolving Drawing Notice.

5.	AVAILABILITY OF LIQUIDITY STANDBY DRAWINGS

5.1	Liquidity Standby Drawings

The Issuer (or the Cash Administrator on behalf of the Issuer) shall request and the Liquidity Facility Provider shall make a Liquidity Standby Drawing if:

5.1.1 (a)	the Liquidity Facility Provider does not have a credit rating from all of the Rating Agencies which is equal to or better than the Minimum Short-Term Rating (or its ratings are withdrawn by the Rating Agencies); or

(b)	the Liquidity Facility Provider has refused a request from the Issuer pursuant to Clause 10.4 (New Liquidity Facility Availability Period) or has failed to deliver a Liquidity Facility Renewal letter within the prescribed period in accordance with Clause 10.4 (New Liquidity Facility Availability Period),

and, in either such case, the Issuer has not at such time entered into a replacement liquidity facility which is satisfactory for the purposes of Clause 12.2 (Cancellation in Changed Circumstances);

5.1.2	not later than 10.00 a.m. (London time) on the proposed date for the making of such Liquidity Standby Drawing, the Liquidity Facility Provider has received from the Issuer (or the Cash Administrator on behalf of the Issuer) a completed Liquidity Standby Drawing Notice;

5.1.3	the proposed date for the making of such Liquidity Standby Drawing is a Business Day within the Liquidity Facility Availability Period which, as the case may require, is either:

(a)	if the Liquidity Standby Drawing is being drawn down pursuant to Clause 5.1.1(a), not later than 10 Business Days after the date on which the Liquidity Facility Provider notifies the Issuer and the Cash Administrator that it has ceased to have a credit rating from all of the Rating Agencies which is equal to or better than the Minimum Short-Term Rating (or that its ratings have been withdrawn); or

(b)	if the Liquidity Standby Drawing is being drawn down pursuant to Clause 5.1.1(b), within five Business Days prior to the last Business Day of the Liquidity Facility Availability Period;

5.1.4	the proposed amount of the Liquidity Standby Drawing is an amount equal to the Available Liquidity Facility; and

5.1.5	no LF Event of Default has occurred and is continuing.

5.2	Advance of Liquidity Standby Drawing

Subject to satisfaction of the conditions in Clause 5.1 (Liquidity Standby Drawing), an advance of the Liquidity Standby Drawing shall be made to the Issuer by the Liquidity Facility Provider by 12.00 noon (London time) on the date set out in the Liquidity Standby Drawing Notice in an aggregate principal amount equal to the Available Liquidity Facility and:

5.2.1	such advance shall be paid into the Liquidity Facility Reserve Account; and

5.2.2	any outstanding LF Revolving Drawings shall be converted into a portion of the Liquidity Standby Loan and treated thereafter for all purposes as being outstanding as part of the Liquidity Standby Loan, except (i) in respect of the remainder of the LF Revolving Drawing Period in which such conversion occurs, the calculation of interest and the calculation of the amount of the Liquidity Standby Loan outstanding and (ii) in respect of repayment of such LF Revolving Drawing.

6.	UTILISATION OF THE LIQUIDITY FACILITY RESERVE ACCOUNT

6.1	Drawing if Liquidity Shortfall

The Issuer (or the Cash Administrator on behalf of the Issuer) may on any Note Payment Date withdraw an amount from the Liquidity Facility Reserve Account and pay such amount into the Issuer Transaction Account provided that:

6.1.1	no later than 10.00 a.m. (London time) on the relevant Note Payment Date, the Liquidity Facility Provider has received from the Issuer (or the Cash Administrator on behalf of the Issuer) a duly completed LF Withdrawal Notice;

6.1.2	the proposed amount of withdrawal is the lesser of:

(a)	the Liquidity Shortfall as at such Note Payment Date; and

(b)	an amount equal to the amount standing to the credit of the Liquidity Facility Reserve Account (excluding for the avoidance of doubt any interest debited to such account) taking into account any amounts due to be repaid on such Note Payment Date (ignoring for these purposes only any amounts to be netted pursuant to Clause 11 (Repayment)); and

6.1.3	no LF Event of Default has occurred and is continuing.

SECTION D

INTEREST

7.	LF REVOLVING DRAWING PERIODS, LIQUIDITY STANDBY LOAN PERIODS AND LF WITHDRAWAL PERIODS

7.1	LF Revolving Drawing Periods and LF Withdrawal Periods

Each LF Revolving Drawing Period and each LF Withdrawal Period shall be the period from and including the date of drawdown of the relevant LF Revolving Drawing or LF Withdrawal, as the case may be, to but excluding the next Note Payment Date.

7.2	Liquidity Standby Loan Periods

The period for which a Liquidity Standby Drawing is outstanding shall be divided into successive periods, each of which shall be the period from and including a Note Payment Date to but excluding the next following Note Payment Date except that:

7.2.1	the first such Liquidity Standby Loan Period shall start on and include the day the Liquidity Standby Drawing is advanced to the Issuer; and

7.2.2	the LF Revolving Drawing Period current when the Liquidity Standby Drawing is advanced and the interest rate applicable to the relevant LF Revolving Drawing shall continue to apply to the portion of the Liquidity Standby Loan which is converted from an outstanding LF Revolving Drawing on the date of the advance of the relevant Liquidity Standby Drawing until the end of such LF Revolving Drawing Period.

8.	PAYMENT AND CALCULATION OF INTEREST

8.1	Interest on LF Revolving Drawings

On each Note Payment Date, the Issuer shall pay to the Liquidity Facility Provider accrued interest on the LF Revolving Drawing outstanding during the LF Revolving Drawing Period ending immediately prior to such date, including (for the avoidance of doubt) if the LF Revolving Drawing was converted into a Liquidity Standby Loan pursuant to sub-clause 5.2.2.

8.2	Interest on Liquidity Facility Reserve Account

Subject to Clause 7.2.2, on each Note Payment Date, the Issuer shall pay to the Liquidity Facility Provider accrued interest on the Liquidity Standby Loan outstanding during the Liquidity Standby Loan Period ending immediately prior to such date. For the avoidance of doubt the Liquidity Standby Loan shall not include, in the case of the first Note Payment Date following the advance of a Liquidity Standby Drawing, any LF Revolving Drawing which was converted into a portion of the Liquidity Standby Loan in accordance with sub-clause 5.2.2.

8.3	Interest on LF Withdrawals

On each Note Payment Date the Issuer shall pay to the Liquidity Facility Provider accrued interest on any LF Withdrawal outstanding during the LF Withdrawal Period ending immediately prior to such date.

8.4	Interest on Liquidity Standby Loans

On each Note Payment Date the Issuer shall pay (without double counting) to the Liquidity Facility Provider accrued interest on any Liquidity Standby Loan outstanding during the Liquidity Standby Loan Period ending immediately prior to such date.

8.5	Calculation of Interest

The rate of interest applicable to an LF Revolving Drawing or, as the case may be, LF Withdrawal from time to time during any applicable LF Revolving Drawing Period or, as the case may be, LF Withdrawal Period shall be the rate per annum which is the sum of:

8.5.1	the Liquidity Facility Margin;

8.5.2	the Mandatory Costs Rate in respect thereof at such time; and

8.5.3	EURIBOR on the Quotation Date therefor.

8.6	Calculation of Interest in respect of a Liquidity Standby Loan

The rate of interest applicable to a Liquidity Standby Loan from time to time during any applicable Liquidity Standby Loan Period shall be the rate per annum which is the sum of:

8.6.1	the rate of interest earned on amounts standing to the credit of the Liquidity Facility Reserve Account; and

8.6.2	the Liquidity Facility Margin.

8.7	Calculations of Interest by the Liquidity Facility Provider

The Liquidity Facility Provider shall calculate the rate of interest applicable (including, for the avoidance of doubt, EURIBOR) to each LF Revolving Drawing, to the Liquidity Standby Loan or to the LF Withdrawal in respect of each LF Revolving Drawing Period, Liquidity Standby Loan Period or LF Withdrawal on the commencement thereof and shall notify the Issuer (with a copy to the Cash Administrator) of each interest rate so calculated as promptly as practicable and in any event within 5 Business Days of such commencement.

9.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

9.1	Market disruption

If in relation to:

9.1.1	any LF Revolving Drawing and its related LF Revolving Drawing Period; or

9.1.2	any LF Withdrawal and any LF Withdrawal Period; or

9.1.3	any LF Unpaid Sum and any related LF Default Interest Period,

at or about 11.00 a.m. (Brussels time) on the Quotation Date for the relevant LF Revolving Drawing Period, LF Withdrawal Period or LF Default Interest Period, EURIBOR is not available for the relevant LF Revolving Drawing Period, LF Withdrawal Period or LF Default Interest Period, then the Liquidity Facility Provider shall notify the Issuer and, notwithstanding anything to the contrary in this Agreement, Clause 9.2 (Substitute Drawing Period, Interest Period and Interest Rate) shall apply to such LF Revolving Drawing, LF Withdrawal or, as the case may require, such LF Unpaid Sum.

9.2	Substitute Drawing Period, Interest Period and Interest Rate

If Clause 9.1 (Market Disruption) applies to any LF Revolving Drawing, LF Withdrawal or LF Unpaid Sum, the rate of interest applicable to the LF Revolving Drawing during the relevant LF Revolving Drawing Period, to the LF Withdrawal during the relevant such LF Withdrawal Period or to the LF Unpaid Sum during the relevant LF Default Interest Period shall (subject to any agreement reached pursuant to Clause 9.3 (Alternative Rate)) be the rate per annum which is the sum of:

9.2.1	the Liquidity Facility Margin;

9.2.2	in the case of LF Unpaid Sums and LF Default Interest Periods only, the LF Default Margin;

9.2.3	the applicable Mandatory Costs Rate; and

9.2.4	the rate per annum notified to the Issuer (with a copy to the Cash Administrator) before the last day of such LF Revolving Drawing Period, LF Withdrawal Period or LF Default Interest Period to be that which expresses as a percentage rate per annum the cost to the Liquidity Facility Provider of funding, from whatever sources it may reasonably select, the LF Revolving Drawing during such LF Revolving Drawing Period, the LF Withdrawal during such LF Withdrawal Period or, as the case may be, the LF Unpaid Sum during the relevant LF Default Interest Period.

9.3	Alternative Rate

If the event mentioned in Clause 9.1 (Market Disruption) occurs in relation to an LF Revolving Drawing or LF Withdrawal and the Liquidity Facility Provider or the Issuer so requires, the Liquidity Facility Provider and the Issuer shall enter into negotiations with a view to agreeing a substitute basis:

9.3.1	for determining the rates of interest from time to time applicable to LF Revolving Drawings, LF Withdrawals and any LF Unpaid Sums; and/or

9.3.2	upon which LF Revolving Drawings and LF Withdrawals may be maintained thereafter,

and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto.

SECTION E

INCREASE, RENEWAL, REPAYMENT AND CANCELLATION

10.	INCREASING AND RENEWING THE LIQUIDITY FACILITY

10.1	Request for increase

Only in connection with the issue of any Additional Notes, the Issuer may agree, with the Liquidity Facility Provider and, subject to the Rating Agencies confirming to the Issuer and the Trustee that the then current ratings of the Notes will not be downgraded or put on negative “credit watch” as a result, to increase the Liquidity Facility Amount to the amount requested by the Issuer (or the Cash Administrator on behalf of the Issuer) in a notice to the Liquidity Facility Provider and agreed by the Liquidity Facility Provider in a notice to the Issuer and the Cash Administrator, each such notice complying with Paragraph 18 (Notices) of the Issuer Common Terms. Entering into this Agreement will not cause the Liquidity Facility Provider to incur any obligation to advance funds in excess of the Liquidity Facility Amount as at the date of this Agreement or after the expiry of the Liquidity Facility Availability Period as at the date of this Agreement.

10.2	Agreement of increase

If the Liquidity Facility Provider agrees to increase the Liquidity Facility Amount to the amount notified to it pursuant to Clause 10.1 (Request for increase), then the Liquidity Facility Amount shall, from the later of:

10.2.1	such date as may be specified in the notice from the Issuer (or the Cash Administrator on behalf of the Issuer) to the Liquidity Facility Provider; and

10.2.2	the date upon which the Liquidity Facility Provider gives notice of its agreement to the requested increase in the Liquidity Facility Amount,

be increased to the requested amount and the Available Liquidity Facility shall be increased accordingly.

10.3	Request for Renewal

The Liquidity Facility shall be a 364 day facility; however, the Issuer (or the Cash Administrator on behalf of the Issuer) may not more than 30 days and not less than 15 days before the last day of the Liquidity Facility Availability Period by written notice to the Liquidity Facility Provider, request the Liquidity Facility Provider to agree to provide a euro, committed, revolving liquidity facility on the same terms as the terms of this Agreement and commencing on the last day of the Liquidity Facility Availability Period (the “Renewal Date”). This request may be made at the end of each successive Liquidity Facility Availability Period except that no Liquidity Facility Availability Period shall extend beyond the Final Maturity Date.

10.4	New Liquidity Facility Availability Period

Following a request pursuant to Clause 10.3 (Request for Renewal), the Liquidity Facility Provider shall notify the Issuer and the Cash Administrator in writing whether it agrees or refuses such request within 10 days after receipt by the Liquidity Facility Provider of the notice referred to in Clause 10.3 (Request for Renewal) above and:

10.4.1	if it agrees to such request, the Liquidity Facility Provider shall within 2 Business Days of agreeing to the request deliver to the Issuer (with a copy to the Cash Administrator and the Trustee) a letter, in the form set out in Schedule 6 (Liquidity Facility Renewal Letter) and:

(a)	the existing Liquidity Facility Availability Period shall be cancelled and the new Liquidity Facility Commencement Date, will commence with effect from the relevant Renewal Date;

(b)	any LF Revolving Loan and other moneys outstanding hereunder shall be treated as outstanding under a new 364 day committed revolving facility granted by the Liquidity Facility Provider to the Issuer on the terms of this Agreement (save that the Liquidity Facility Availability Period shall commence on the Renewal Date in respect of such renewal); and

(c)	subject to the provisions of such letter, no further documentation other than this Agreement and the Liquidity Facility Renewal Letter(s) shall be required to evidence such new Liquidity Facility Availability Period under such new facility; and

10.4.2	if the Liquidity Facility Provider does not agree to such request, the Liquidity Facility Provider and the Issuer shall prior to the Liquidity Facility Termination Date:

(a)	use their reasonable endeavours to find a replacement lender being a lender which, were it an assignee or transferee of the Liquidity Facility Provider pursuant to Clause 28.1 (Assignments by the Liquidity Facility Provider), would satisfy the conditions set out at Clauses 28.1.2 to 28.1.4 (inclusive) (a “Replacement Lender”) to enter into a replacement liquidity facility agreement on substantially the same terms, conditions and pricing as this Agreement; and

(b)	in the event that a replacement liquidity facility is not entered into in accordance with Clause 10.4.2(a) by the fifth Business Day prior to the Liquidity Facility Termination Date, the Issuer shall make a Liquidity Standby Drawing in accordance with Clause 5.1.1(b) (Liquidity Standby Drawing) at any point after such fifth Business Day, but prior to the Liquidity Facility Termination Date.

11.	REPAYMENT

11.1	Repayment of LF Revolving Drawings

Subject to the other provisions of this Clause, the Issuer (or the Cash Administrator on behalf of the Issuer) shall repay each LF Revolving Drawing on the Note Payment Date immediately following the last day of the LF Revolving Drawing Period applicable to such LF Revolving Drawing by payment to the Liquidity Facility Provider (or if there is a Liquidity Standby Loan outstanding, to the Liquidity Facility Reserve Account).

11.2	Netting of LF Revolving Drawing Payments

If on any Note Payment Date an LF Revolving Drawing is due to be repaid and if on such Note Payment Date the Issuer is due to borrow a further LF Revolving Drawing or an LF Withdrawal in accordance with Clause 4.1 (LF Revolving Drawings) or Clause 6.1 (Drawing if Liquidity Shortfall) respectively, then the amount due to be drawn down in respect of the new LF Revolving Drawing or LF Withdrawal and the amount due and payable under the existing LF Revolving Drawing shall be netted so that:

11.2.1	if on the date of drawdown of the new LF Revolving Drawing or LF Withdrawal the amount of the outstanding LF Revolving Drawing exceeds the amount of the new LF Revolving Drawing or LF Withdrawal then the Issuer (or the Cash Administrator on behalf of the Issuer) shall pay an amount equal to such excess to the Liquidity Facility Provider (if the new drawing is an LF Revolving Drawing) or into the Liquidity Facility Reserve Account (if the new drawing is an LF Withdrawal);

11.2.2	if on the date for drawdown of the new LF Revolving Drawing the amount of the new LF Revolving Drawing or LF Withdrawal exceeds the amount of the outstanding LF Revolving Drawing, then the Liquidity Facility Provider shall pay an amount equal to the excess to the Issuer.

11.3	Repayment of Liquidity Standby Loan on improved Rating

11.3.1	If, during any Liquidity Standby Loan Period which commenced by reason of the application of the provisions of Clause 5.1.1(a) (Liquidity Standby Drawing), the Liquidity Facility Provider is ascribed a credit rating equal to or better than the Minimum Short-Term Rating from both of the Rating Agencies then:

(a)	the Liquidity Facility Provider shall notify the Issuer (with a copy to the Cash Administrator) in writing as soon as practicable;

(b)	the Issuer (or the Cash Administrator on behalf of the Issuer) shall pay to the Liquidity Facility Provider, one Business Day after receiving such notification, the amount of the Liquidity Standby Loan but not including in the amount of the Liquidity Standby Loan any LF Revolving Drawing converted pursuant to Clause 5.2.2 (without the Issuer being liable for any break costs under Clause 25.5 (Break Costs)); and

(c)	the Available Liquidity Facility shall again become available in an amount equal to the amount of the Liquidity Standby Loan repaid and the Issuer shall again be entitled to make LF Revolving Drawings in accordance with Clause 4 (Availability of LF Revolving Drawings).

11.4	Repayment of LF Withdrawal

Subject to the other provisions of this Clause, the Issuer (or the Cash Administrator on behalf of the Issuer) shall repay each LF Withdrawal on the Note Payment Date immediately following the last day of the LF Withdrawal Period applicable to such LF Withdrawal by payment to the Liquidity Facility Reserve Account (or, if the Liquidity Standby Loan has been repaid, to the Liquidity Facility Provider).

11.5	Netting of LF Withdrawals

If on any Note Payment Date an LF Withdrawal is due to be repaid to the Liquidity Facility Reserve Account and if on such Note Payment Date the Issuer is due to make a further LF Withdrawal or an LF Revolving Drawing, then the amount of the new LF Withdrawal or LF Revolving Drawing and the amount due to be paid into the Liquidity Facility Reserve Account in respect of the existing LF Withdrawal shall be netted so that:

11.5.1	if, on the date for drawing of the new LF Withdrawal or LF Revolving Drawing, the amount of the outstanding LF Withdrawal exceeds the amount of the new LF Withdrawal or LF Revolving Drawing then the Issuer (or the Cash Administrator on its behalf) shall pay an amount equal to such excess into the Liquidity Facility Reserve Account (in the case of a new LF Withdrawal) or to the Liquidity Facility Provider (in the case of an LF Revolving Drawing);

11.5.2	if, on the date for making the new LF Withdrawal or LF Revolving Drawing, the amount of the new LF Withdrawal or LF Revolving Drawing exceeds the amount of the outstanding LF Withdrawal, then the Issuer (or the Cash Administrator on its behalf) shall draw an amount equal to such excess from the Liquidity Facility Reserve Account (in the case of a new LF Withdrawal) or the Liquidity Facility Provider shall pay such excess to the Issuer (in the case of an LF Revolving Drawing).

11.6	Reduction of the Commitment

To the extent that any Liquidity Standby Loan at any time exceeds the Liquidity Facility Amount, such surplus shall be repaid to the Liquidity Facility Provider by the Issuer (or the Cash Administrator on the Issuer’s behalf) to the extent available from monies standing to the credit of the Liquidity Facility Reserve Account.

11.7	Other Repayment of Liquidity Standby Loan

Any Liquidity Standby Loan outstanding shall be repaid by the Issuer, unless such Liquidity Standby Loan is repaid earlier in accordance with this Agreement, in full on (i) the Final Maturity Date or (ii) following the replacement of the Liquidity Facility Provider with a Replacement Lender, on the date the Issuer enters into the replacement liquidity facility agreement with such Replacement Lender.

11.8	No Other repayments

11.8.1	The Issuer (or the Cash Administrator on behalf of the Issuer) shall not repay all or any part of any LF Revolving Drawing, LF Withdrawal or all or any part of any Liquidity Standby Loan except at the time and in the manner expressly provided in this Agreement but, subject to the other terms of this Agreement, shall be entitled to borrow any amount repaid.

11.8.2	The Issuer (or the Cash Administrator on behalf of the Issuer) shall not transfer all or any part of any sum standing to the credit of the Issuer Transaction Account to the Liquidity Facility Reserve Account except at the times and in the manner expressly provided in the Issuer Cash Administration Agreement and the Issuer Deed of Charge.

12.	CANCELLATION

12.1	Voluntary cancellation

The Issuer (or the Cash Administrator on behalf of the Issuer) may, by giving to the Liquidity Facility Provider not less than 15 Business Days’ prior notice to that effect, which notice shall be irrevocable, cancel the whole or any part (being an amount or integral multiple of €1,000,000) of the undrawn Liquidity Facility Amount or Liquidity

Standby Loan whereupon the Available Liquidity Facility or Liquidity Standby Loan, as the case may be, and the Liquidity Facility Amount shall be reduced by the amount so cancelled. No such notice of cancellation may be delivered by the Issuer (or the Cash Administrator on behalf of the Issuer) unless the Issuer has obtained the prior written consent of the Trustee and has provided the Liquidity Facility Provider with a copy of such consent, such consent to be given if the Rating Agencies have confirmed in writing to the parties hereto that such cancellation would not result in a downgrading of any class of Notes below the then current rating.

During such notice period the Issuer may not deliver an LF Revolving Drawing Notice, a Liquidity Standby Drawing Notice or an LF Withdrawal Notice purporting to draw all or any part of the amount the subject of such notice of cancellation.

12.2	Cancellation in Changed Circumstances

If:

12.2.1	(a) at any time the Liquidity Facility Provider does not have a credit rating from both of the Rating Agencies which is at least equal to the Minimum Short-Term Rating (or its ratings are withdrawn), (b) the Liquidity Facility Provider ceases to be a PMP, (c) the Liquidity Facility Availability Period will end no more than 30 Business Days after the date of the notice referred to below, or (d) the Issuer is obliged to pay to the Liquidity Facility Provider any amounts pursuant to paragraphs 23.3 (Tax Gross-up) or 23.5 (Tax Indemnity) of the Issuer Common Terms and, in any such case,

12.2.2	the Trustee has confirmed in writing it is satisfied that the Issuer has made satisfactory arrangements for obtaining a replacement liquidity facility on substantially the same terms as this Agreement with a bank, which has a credit rating from all of the Rating Agencies which is equal to or better than the Minimum Short-Term Rating, then the Issuer (or the Cash Administrator on behalf of the Issuer) may, by giving to the Liquidity Facility Provider not less than five Business Days’ prior notice, (without prejudice in the case of the circumstances in Clause 12.2.1(d) occurring, to the Liquidity Provider’s obligations pursuant to Clause 15 (Mitigation)) cancel the whole (but not part only) of the Liquidity Facility Amount whereupon the Available Liquidity Facility shall be reduced to zero and no further LF Revolving Drawing, Liquidity Standby Drawing or LF Withdrawal may be made hereunder and:

12.2.3	if any LF Revolving Drawing is then outstanding, the Issuer shall repay such LF Revolving Drawing on the Note Payment Date immediately following the last day of its LF Revolving Drawing Period; or

12.2.4	if a Liquidity Standby Loan is then outstanding, the Issuer shall repay such Liquidity Standby Loan on the Note Payment Date immediately following the last day of the current Liquidity Standby Loan Period; or

12.2.5	if any LF Withdrawal is then outstanding, the Issuer shall repay such LF Withdrawal on the Note Payment Date immediately following the last day of its LF Withdrawal Period.

12.3	Notice of Cancellation or Prepayment

Any notice of cancellation given by the Issuer (or the Cash Administrator on behalf of the Issuer) pursuant to Clause 12.1 (Voluntary Cancellation) or 12.2 (Cancellation in Changed Circumstances) shall be irrevocable, shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

SECTION F

CHANGE IN CIRCUMSTANCES

13.	INCREASED COSTS

13.1	Increased costs

If, by reason of (a) any change (or the interpretation, administration or application) of any law or regulation and/or (b) compliance with any law or regulation relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority:

13.1.1	the Liquidity Facility Provider or any holding company of the Liquidity Facility Provider is unable to obtain the rate of return on its capital which it would have been able to obtain but for the Liquidity Facility Provider entering into or assuming or maintaining a commitment or performing its obligations under this Agreement;

13.1.2	the Liquidity Facility Provider or any holding company of the Liquidity Facility Provider incurs a cost as a result of the Liquidity Facility Provider entering into or assuming or maintaining a commitment or performing its obligations under this Agreement; or

13.1.3	there is any increase in the cost to the Liquidity Facility Provider or any holding company of the Liquidity Facility Provider of funding or maintaining LF Revolving Drawings, LF Withdrawals, any Liquidity Standby Loan or any LF Unpaid Sum,

then (subject to Clause 13.3 (Exclusions) the Issuer shall, from time to time on demand of the Liquidity Facility Provider, promptly (but no earlier than on the Note Payment Date following such demand) pay to the Liquidity Facility Provider amounts sufficient to indemnify the Liquidity Facility Provider, or to enable the Liquidity Facility Provider to indemnify its holding company, from and against, as the case may be:

(a)	such reduction in the rate of return on capital;

(b)	such cost; or

(c)	such increased cost.

13.2	Increased costs claims

The Liquidity Facility Provider shall notify the Issuer (copied to the Cash Administrator) of the event giving rise to the claim and as soon as practicable after a demand is made provide to the Cash Administrator a certificate confirming the amount of the increased costs.

13.3	Exclusions

The Liquidity Facility Provider shall not be entitled to make any claim under this Clause in respect of any cost, increased cost or liability as referred to in Clause 13.1 (Increased Costs) to the extent the same is:

13.3.1	compensated by the Mandatory Costs Rate;

13.3.2	attributable to a Tax Deduction required by law to be made by the Issuer;

13.3.3	compensated for by paragraph 23.5 (Tax Indemnity) of the Issuer Common Terms (as varied by this Agreement) (or would have been compensated for under paragraph 23.5 (Tax Indemnity) but was not so compensated solely because one of the exclusions in sub paragraph 23.6 (Exception to paragraph 23.5) of the Issuer Common Terms (as varied by this Agreement) applied); or

13.3.4	attributable to the wilful breach by the Liquidity Facility Provider or its Affiliates of any law or regulation or the gross negligence of any of them.

14.	ILLEGALITY

14.1	If, at any time, it is or will become unlawful for the Liquidity Facility Provider to make, fund or allow to remain outstanding all or part of the LF Loans, then the Liquidity Facility Provider shall, promptly after becoming aware of this, deliver to the Issuer (with a copy to the Cash Administrator) and the Trustee a notice to such effect and:

14.1.1	the Issuer shall not thereafter be entitled to make any LF Revolving Drawing, any LF Withdrawal or any Liquidity Standby Drawing and the Liquidity Facility Amount and the Available Liquidity Facility shall be immediately reduced to zero; and

14.1.2	the Issuer shall repay to the Liquidity Facility Provider any then outstanding LF Revolving Drawings, LF Withdrawals and/or Liquidity Standby Loans, together with accrued interest and all other amounts owing under this Agreement on the Note Payment Date immediately following such notice or, if earlier, the date specified by the Liquidity Facility Provider in such notice (being no earlier than the last day of any applicable grace period permitted by law). If repayment is required, pursuant to this Clause 14.1.2, to be made other than on a Note Payment Date, the Issuer will not be liable for any break costs which might otherwise be payable pursuant to Clause 25.5 (Break Costs).

15.	MITIGATION

15.1	Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:

15.1.1	an increase in any sum payable to the Liquidity Facility Provider or for its account pursuant to Paragraph 23.3 (Tax gross-up) of the Issuer Common Terms;

15.1.2	a claim for indemnification pursuant to Clause 13 (Increased costs) or Paragraph 23.5 (Tax indemnity) of the Issuer Common Terms (as varied by this Agreement); or

15.1.3	the reduction of the Liquidity Facility Amount and the Available Liquidity Facility to zero or any repayment being required to be made by the Issuer pursuant to Clause 14 (Illegality),

then the Liquidity Facility Provider shall in consultation with the Issuer and the Trustee, take all reasonable steps (including a change in the location of its LF Facility Office or the transfer of its rights, benefits and obligations under this Agreement to another financial institution acceptable to the Issuer, the Trustee and the Rating Agencies) to

mitigate the effects of such circumstances provided that the Liquidity Facility Provider shall be under no obligation to take such steps if to do so would or might in its opinion have a material adverse effect upon its business, operations or financial condition or be otherwise materially prejudicial to it.

15.2	Indemnity

The Issuer shall indemnify the Liquidity Facility Provider for all costs and expenses reasonably incurred by the Liquidity Facility Provider as a result of steps taken by it under Clause 15.1 (Mitigation).

SECTION G

WARRANTIES AND COVENANTS

16.	ISSUER’S WARRANTIES

16.1	Warranties

The Issuer represents and warrants to the Trustee and the Liquidity Facility Provider on the terms of the Issuer LF Warranties.

The Issuer acknowledges that the Liquidity Facility Provider has entered into this Agreement in reliance on such representations and warranties.

16.2	Repetition of Warranties

The Issuer LF Warranties shall be deemed to be repeated by the Issuer, by reference to the facts and circumstances then existing, on the date each LF Revolving Drawing Notice, each LF Withdrawal Notice or, as the case may be, each Liquidity Standby Drawing Notice is delivered and the first day of each LF Revolving Drawing Period, the first day of each Liquidity Standby Loan Period and the first day of each LF Withdrawal Period.

17.	LIQUIDITY FACILITY PROVIDER’S WARRANTIES

17.1	Liquidity Facility Provider’s Warranties

The Liquidity Facility Provider represents and warrants to the Issuer and the Trustee that:

17.1.1	Status: the Liquidity Facility Provider is duly incorporated with limited liability under the laws of its jurisdiction of incorporation and is authorised under part IV of FSMA with permission to engage in deposit taking business;

17.1.2	Rating: it has a credit rating from all of the Rating Agencies which is equal to or better than the Minimum Short-Term Rating and is not on negative “credit watch” or comparable status;

17.1.3	Tax status: the Liquidity Facility Provider is a bank recognised by the United Kingdom Inland Revenue as carrying on a bona fide banking business in the United Kingdom for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 as such section is currently interpreted and applied by the Inland Revenue, is entering into the Agreement in the ordinary course of such business and will bring into account payments made and received under this Agreement in computing its income for United Kingdom tax purposes;

17.1.4	Powers and authorisations: the documents which contain or establish the constitution of the Liquidity Facility Provider include provisions which give power, and all necessary corporate authority has been obtained and action taken, for the Liquidity Facility Provider to sign and deliver, and perform the transactions contemplated in, this Agreement and the agreements entered into in connection with this Agreement and the agreements entered into by the Liquidity Facility Provider in connection with this Agreement constitute valid, legal and binding and (subject to all applicable insolvency laws and general principles of law and equity) enforceable obligations of the Liquidity Facility Provider;

17.1.5	Non-violation: neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated in it does or will contravene or constitute a default under, or cause to be exceeded any limitation on the Liquidity Facility Provider or the powers of its directors imposed by or contained in:

(a)	any law by which it or any of its assets is bound or affected;

(b)	the documents which contain or establish its constitution; or

(c)	any agreement to which it is a party or by which any of its assets is bound;

17.1.6	PMP: as of the date of this agreement and on each date upon which a LF Revolving Drawing, LF Withdrawal or a Liquidity Standby Drawing is made hereunder that it is a PMP and that it has not granted and will not grant any participation in this Agreement to, and has not assigned and will not assign any of its rights under this Agreement to, anyone other than a PMP and each party to whom it assigns any or all of its rights under this Agreement represents and warrants to the Issuer on the date it becomes a party to this Agreement and each date upon which a LF Revolving Drawing or a Liquidity Standby Drawing is made hereunder after such date that it is a PMP and that it has not granted and will not grant any participation in this Agreement and has not assigned or will not assign any or all of its rights under this Agreement to anyone other than a PMP.

17.2	Survival

The representations and warranties set out in this Clause 17 shall survive the signing and delivery of this Agreement and the representations set out at Clauses 17.1.2 (Rating) to 17.1.4 (Powers and Authorisation) (inclusive) and 17.1.6 (PMP) be deemed to be repeated by the Liquidity Facility Provider, by reference to the facts and circumstances then existing, on the first day of each LF Revolving Drawing Period, the first day of each LF Withdrawal Period and on the first day of each Liquidity Standby Loan Period and in the case of the representation and warranty made under Clause 17.1.3 (Tax status) on the last day of each LF Revolving Drawing Period, each LF Withdrawal Period and each Liquidity Standby Loan Period.

18.	ISSUER’S COVENANTS

18.1	Covenants

The Issuer covenants with the Trustee and the Liquidity Facility Provider on the terms of the Issuer LF Covenants.

18.2	Continuation of Covenants

The covenants in this Clause 18 shall remain in force until the later of the Liquidity Facility Termination Date and the date upon which all amounts advanced hereunder have been paid, discharged and satisfied in full but without prejudice to any right or remedy of the Issuer or the Trustee arising from the breach of any such covenant prior to such date.

19.	OTHER COVENANTS

19.1	Liquidity Facility Provider’s Covenants

19.1.1	The Liquidity Facility Provider agrees that if it ceases to have a Minimum Short-Term Rating from both of the Rating Agencies (or its ratings are withdrawn), it shall, as soon as is reasonably practicable, notify the Issuer and the Cash Administrator.

19.1.2	The Liquidity Facility Provider agrees that if it no longer qualifies as a PMP, it shall, as soon as is reasonably practicable, notify the Issuer and the Cash Administrator thereof in writing, and, from such time, no further LF Revolving Drawing, LF Withdrawal or Liquidity Standby Drawing shall be made to the Issuer by the Liquidity Facility Provider pursuant to this Agreement.

19.1.3	The Liquidity Facility Provider agrees that it shall, as soon as is reasonably practicable, notify the Issuer, the Cash Administrator and the Trustee if the Liquidity Facility Provider becomes aware of any breach of the warranties given by it pursuant to Clause 17 (Liquidity Facility Provider’s Warranties) or any breach of any undertaking given by the Liquidity Facility Provider in this Agreement.

19.2	Cash Administrator’s Covenant

The Cash Administrator agrees that it will use reasonable endeavours to ensure that the interest rate on the Liquidity Facility Reserve Account will be an arm’s length commercial rate.

SECTION H

LF EVENTS OF DEFAULT

20.	LF EVENTS OF DEFAULT

20.1	If any of the following shall occur, namely:

20.1.1	Failure to Pay: the Issuer fails to pay any Liquidity Senior Amount, in the currency and in the manner specified in this Agreement and such failure continues, in the case of failure to pay principal for a period of 5 Business Days and, in the case of failure to pay interest or any other sum apart from principal for a period of 5 Business Days;

20.1.2	Note Enforcement Notice: the Trustee delivers a Note Enforcement Notice;

20.1.3	Insolvency: an Insolvency Event occurs in relation to the Issuer;

20.1.4	Other Obligations: the Issuer fails duly to perform or comply with any material obligation, condition or provision expressed to be assumed by it in this Agreement in any material respect and such failure continues for 30 days after the Liquidity Facility Provider has given notice of such failure to perform or comply to the Issuer (copied to the Cash Administrator and the Trustee) requiring remedy except where any such failure by the Issuer is not capable of remedy;

20.1.5	Illegality: at any time it is or becomes unlawful for the Issuer to perform or comply with any or all of its obligations under this Agreement; or

20.1.6	Breach of warranty: the Issuer breaches an Issuer LF Warranty and such breach is likely to have, in the opinion of the Liquidity Facility Provider, a material adverse effect on the Issuer’s ability to perform its material obligations under this Agreement provided that in any case where such breach is capable of remedy (in the opinion of the Liquidity Facility Provider acting reasonably) such breach is not remedied within a period of 30 days following receipt of a notification of breach from the Liquidity Facility Provider or (if earlier) the day on which the Issuer becomes aware of that default, then, and at any time thereafter whilst the relevant event is continuing, the Liquidity Facility Provider may by notice to the Issuer take the action described in Clause 20.2 (Acceleration and Cancellation).

20.2	Acceleration and cancellation

Upon the occurrence of an LF Event of Default and at any time thereafter whilst it is continuing the Liquidity Facility Provider may by notice in writing to the Issuer (copied to the Cash Administrator and the Trustee):

20.2.1	declare all then outstanding LF Revolving Drawings, LF Withdrawals and any outstanding Liquidity Standby Loan immediately due and payable to the Liquidity Facility Provider (whereupon the same shall become so payable together with accrued interest and any other sums then owed by the Issuer under this Agreement); and/or

20.2.2	declare that any undrawn portion of the Liquidity Facility shall be cancelled, whereupon the same shall be cancelled and the Available Liquidity Facility shall be reduced to zero.

SECTION I

RELATIONSHIP BETWEEN ISSUER, TRUSTEE AND LIQUIDITY FACILITY PROVIDER

21.	RELATIONSHIPS

21.1	Limitations on Issuer’s and Trustee’s responsibilities

Except as expressly set out in any of the Issuer Transaction Documents, neither the Trustee nor the Issuer makes any representation or warranty to the Liquidity Facility Provider, nor, except as expressly set out in any of the Issuer Transaction Documents, does either the Trustee or the Issuer assume any responsibility to the Liquidity Facility Provider, with respect to:

21.1.1	the legality, validity or enforceability of the LF Loans or any of the Issuer Transaction Documents;

21.1.2	the financial condition of any person who is party to any of the Issuer Transaction Documents; or

21.1.3	the performance or observance by any person of his obligations in respect of the LF Loans or any of the Issuer Transaction Documents and, in particular, but without limitation, if any person shall fail to comply with any of his obligations in respect of the LF Loans, or under any of the Issuer Transaction Documents, the Liquidity Facility Provider acknowledges that (except as expressly set out in any of the Issuer Transaction Documents) it shall have no recourse to the Issuer or the Trustee in respect of such failure.

21.2	Independent appraisal

The Liquidity Facility Provider confirms to the Issuer and the Trustee that it has itself been, and will continue always to be, solely responsible for making its own independent appraisal of and investigations into the financial, economic, credit, legal and other risks which, by becoming a party hereto, it is assuming; in particular, if any such risk materialises and as a result the Liquidity Facility Provider incurs any Liabilities, the Liquidity Facility Provider shall have no recourse (other than as expressly set out in the Issuer Transaction Documents) to the Issuer or the Trustee in respect of such Liabilities.

21.3	Confirmation by Liquidity Facility Provider

The Liquidity Facility Provider also confirms that:

21.3.1	neither the Issuer nor the Trustee shall be under any obligation to disclose to the Liquidity Facility Provider any or all facts, opinions or other information which may be known to the Issuer (or any agent of the Issuer) or the Trustee, which are held by the Issuer (or any agent of the Issuer) or the Trustee or of which the Issuer (or any agent of the Issuer) or the Trustee is aware in respect of the creditworthiness, affairs, status or nature of any person party to this Agreement or any Transaction Document;

21.3.2	the Liquidity Facility Provider has not relied, and will not after the date of this Agreement rely, on the Issuer (or any agent of the Issuer) or the Trustee to advise it in respect of any matter affecting the legality, validity or enforceability of the LF Loans or of any Transaction Document; and

21.3.3	the Liquidity Facility Provider hereby irrevocably waives any rights it might otherwise have had to avoid its obligations under this Agreement by reason of any failure by the Issuer (or any agent of the Issuer) or the Trustee to disclose to it any of the matters referred to in Clause 21.3.1 above or to advise it in respect of the matters referred to in Clause 21.3.2 above.

21.4	Position of Trustee

The Trustee has agreed to become a party to this Agreement only for the purpose of taking the benefit of Clause 16 (Issuer’s Warranties), Clause 17 (Liquidity Facility Provider’s Warranties), Clause 18 (Issuer’s Covenants), Clause 19 (Other Covenants) and this Clause 21. The Trustee shall assume no obligations or liabilities whatsoever to the Liquidity Facility Provider or the Issuer by virtue of the terms of this Agreement.

SECTION J

SECURITY AND ENFORCEMENT

22.	SECURITY

22.1	Security

The Issuer agrees that its obligations to the Liquidity Facility Provider under this Agreement shall at all times be secured in accordance with the Issuer Deed of Charge.

22.2	Issuer Deed of Charge

The Liquidity Facility Provider acknowledges that its rights under this Agreement are subject in all respects to the Issuer Deed of Charge and that the Trustee holds the benefit of:

22.2.1	the Issuer Security on trust for itself, the Liquidity Facility Provider and other Issuer Secured Creditors in accordance with the Issuer Deed of Charge and on the terms of Paragraph 8 (Provisions relating to the Issuer Transaction Documents) of the Issuer Common Terms; and

22.2.2	the Issuer Security over any Liquidity Facility Reserve Account on trust for the Liquidity Facility Provider in accordance with the terms of the Issuer Deed of Charge.

22.3	Restriction on enforcement of Issuer Security, Non-Petition and Limited Recourse

The power of the Liquidity Facility Provider to enforce the Issuer Security, commence Proceedings and the recourse of the Liquidity Facility Provider to the Issuer’s assets are restricted in accordance with Paragraph 7 (Restriction on Enforcement of Issuer Security, Non-Petition and Limited Recourse) of the Issuer Common Terms.

SECTION K

FEES, COSTS, EXPENSES, INDEMNITIES AND PAYMENTS

23.	COMMITMENT COMMISSION AND FEES

23.1	Commitment Commission

The Issuer shall pay to the Liquidity Facility Provider a commitment commission on the amount of the Available Liquidity Facility from day to day during the Liquidity Facility Availability Period, such commitment commission to be calculated at the rate of 0.25 per cent. per annum and payable in arrear on each Note Payment Date with respect to the commission incurred in the immediately preceding Note Interest Period. For the avoidance of doubt, commitment consideration shall not be payable in respect of any Liquidity Standby Drawing.

23.2	Liquidity Facility Fee

The Issuer shall pay to the Liquidity Facility Provider on the Closing Date a liquidity facility fee of €30,000.

24.	COSTS AND EXPENSES

24.1	Transaction Expenses

The Issuer shall, from time to time, on demand of the Liquidity Facility Provider, reimburse the Liquidity Facility Provider for all reasonable costs and expenses (including legal fees, disbursements and out-of-pocket expenses), together with any applicable VAT, incurred by it in connection with the negotiation, preparation and execution of this Agreement (subject to any pre-existing fee arrangement), any other document referred to in this Agreement and the completion of the transactions contemplated by this Agreement.

24.2	Preservation and Enforcement of Rights

The Issuer shall, from time to time, on demand of the Liquidity Facility Provider, reimburse the Liquidity Facility Provider for all costs and expenses (including legal fees, disbursements and out-of-pocket expenses) on a full indemnity basis, together with any applicable VAT, properly incurred in or in connection with the preservation and/or enforcement of any of the rights of the Liquidity Facility Provider under this Agreement and any other document referred to in this Agreement (including, without limitation, any costs and expenses relating to any investigation as to whether or not an LF Event of Default might have occurred or is likely to occur or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving an LF Event of Default).

24.3	Amendment Costs

If the Issuer requests any amendment, waiver or consent then the Issuer shall, within five Business Days of demand by the Liquidity Facility Provider, reimburse the Liquidity Facility Provider for all costs and expenses (including legal fees, disbursements and out-of-pocket expenses), together with any applicable VAT, properly incurred by the Liquidity Facility Provider in responding to or complying with such request.

24.4	Stamp Taxes

The Issuer shall pay all stamp, registration and other documentary Taxes or duties to which this Agreement or any judgment given in connection with this Agreement is or may at any time be subject and shall from time to time on demand of the Liquidity Facility Provider indemnify the Liquidity Facility Provider against any Liabilities resulting from any failure to pay or delay in paying any such Tax.

25.	DEFAULT INTEREST AND BREAK COSTS

25.1	LF Default Interest Periods

If any sum due and payable by the Issuer under this Agreement is not paid on the due date for payment of such sum in accordance with the provisions of this Agreement or if any sum due and payable by the Issuer under any judgement of any court in connection with this Agreement is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of the Issuer to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause) be selected by the Liquidity Facility Provider.

25.2	Default Interest

Subject as provided in Clause 25.3 (Initial Default Interest Periods), an LF Unpaid Sum shall bear interest during each LF Default Interest Period relating to such LF Unpaid Sum determined pursuant to Clause 25.1 (LF Default Interest Periods) at the rate per annum which is the sum of:

25.2.1	the LF Default Margin;

25.2.2	the Liquidity Facility Margin;

25.2.3	EURIBOR applicable to such sum; and

25.2.4	the Mandatory Costs Rate at such time.

25.3	Initial Default Interest Periods

If any LF Unpaid Sum relates to an LF Revolving Drawing which became due and payable on a day other than the last day of an LF Revolving Drawing Period relating to such LF Revolving Drawing or to a Liquidity Standby Loan which became due and payable on a day other than the last day of a Liquidity Standby Loan Period relating to such Liquidity Standby Loan or to an LF Withdrawal which became due and payable on a day other than the last day of an LF Withdrawal Period:

25.3.1	the first LF Default Interest Period, applicable to such LF Unpaid Sum shall be of a duration equal to the unexpired portion of the current:

(a)	LF Revolving Drawing Period relating to such LF Revolving Drawing;

(b)	Liquidity Standby Loan Period relating to such Liquidity Standby Loan; or

(c)	LF Withdrawal Period relating to such LF Withdrawal,

and the percentage rate of interest applicable to the relevant LF Unpaid Sum from time to time during such period shall be that which exceeds by the LF Default Margin the rate which would have been applicable to it had it not so fallen due.

25.4	Payment of Default Interest

Any interest which shall have accrued under this Clause in respect of an LF Unpaid Sum shall be due and payable and shall be paid by the Issuer to the Liquidity Facility Provider on the last day of the LF Default Interest Period by reference to which it is calculated or on such other date as the Liquidity Facility Provider may specify by notice to the Issuer (copied to the Cash Administrator).

25.5	Break Costs

Subject to Clauses 11.3.1(b) and 14.1.2, if the Liquidity Facility Provider receives or recovers all or any part of any LF Revolving Drawing, any part of any LF Withdrawal, or any part of any LF Unpaid Sum otherwise than on the Note Payment Date immediately following the last day of the relevant LF Revolving Drawing Period, LF Withdrawal Period or LF Default Interest Period respectively, the Issuer shall pay to the Liquidity Facility Provider on demand an amount equal to the amount (if any) by which:

25.5.1	the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the Note Payment Date immediately following the last day of such LF Revolving Drawing Period, LF Withdrawal Period or LF Default Interest Period;

exceeds

25.5.2	the amount of interest which, in the reasonable opinion of the Liquidity Facility Provider, would have been payable to it on the Note Payment Date immediately following the last day of the relevant LF Revolving Drawing Period, LF Withdrawal Period or LF Default Interest Period in respect of a euro deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the first Business Day following the date of such receipt or recovery and ending on the last day of the relevant LF Revolving Drawing Period, LF Withdrawal Period or LF Default Interest Period.

26.	ISSUER’S INDEMNITIES

The Issuer undertakes to indemnify the Liquidity Facility Provider against:

26.1	In respect of LF Events of Default

any Liabilities, whether or not reasonably foreseeable, which it may sustain or incur as a consequence of the occurrence of any LF Event of Default or any default by the Issuer in the performance of any of the obligations expressed to be assumed by it in this Agreement; and

26.2	In respect of funding costs

any Liabilities it may suffer or incur as a result of its funding or making arrangements to fund an LF Revolving Drawing or a Liquidity Standby Drawing requested by the Issuer but not drawn down by reason of the operation of any one or more of the provisions of this Agreement.

27.	PAYMENTS

27.1	On each date upon which this Agreement requires an amount to be paid by the Issuer, the Issuer shall make the same available to the Liquidity Facility Provider on the due date in euro in same day funds no later than 12.00 noon London time by payment to such account as the Liquidity Facility Provider may from time to time specify to the Issuer and the Cash Administrator for this purpose.

27.2	Other than as expressly provided otherwise in this Agreement, all payments by the Issuer to the Liquidity Facility Provider will be due and payable on a Note Payment Date.

SECTION L

ASSIGNMENT AND EVIDENCE OF DEBT

28.	ASSIGNMENTS

28.1	Assignments by the Liquidity Facility Provider

The Liquidity Facility Provider may, at any time, assign or transfer all or any of its rights and benefits hereunder to a bank or financial institution which has a credit rating at least equal to the Minimum Short-Term Rating. No such assignment or transfer may be made:

28.1.1	(except in the case of an assignment or transfer to any subsidiary or holding company, or to any subsidiary of any holding company, of the Liquidity Facility Provider) without the prior written consent of the Issuer (which consent shall not be unreasonably withheld or delayed) and the Trustee;

28.1.2	if such assignment or transfer would result in the Issuer being required by law to make a Tax Deduction on payments to the assignee or transferee;

28.1.3	if the assignee or transferee does not comply with the terms of Clause 17 (Liquidity Facility Provider’s Warranties) on the date of the proposed assignment or transfer; or

28.1.4	if such assignment or transfer would result in a downgrading of any class of Notes below the then current rating.

28.2	Disclosure of Information

The Liquidity Facility Provider may disclose to any person:

28.2.1	to (or through) whom the Liquidity Facility Provider assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder;

28.2.2	with (or through) whom the Liquidity Facility Provider enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Issuer; or
28.2.3	to whom information may be required to be disclosed by any applicable law,

such information about the Issuer and this Agreement as the Liquidity Facility Provider shall consider appropriate provided that it obtains a confidentiality undertaking in substantially the form of Paragraph 17 (Confidentiality) of the Issuer Common Terms addressed to the Liquidity Facility Provider from such person.

28.3	Change of Liquidity Facility Office

The Liquidity Facility Provider may at any time by notice in writing to the Issuer (copied to the Cash Administrator) elect to change its LF Facility Office to another branch of the Liquidity Facility Provider situated in the United Kingdom.

28.4	Assignments by the Issuer

The Issuer may not assign any of its rights and benefits hereunder to any person other than by way of security to the Trustee.

29.	CALCULATIONS AND EVIDENCE OF DEBT

29.1	Evidence of debt

The Liquidity Facility Provider shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder and, upon request by the Cash Administrator, the Liquidity Facility Provider will provide copies of such evidence to the Cash Administrator as soon as is reasonably practicable after such request.

29.2	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 29.1 (Evidence of Debt) shall be prima facie evidence of the existence and amounts of the specified obligations of the Issuer.

29.3	Certificates of the Liquidity Facility Provider

A certificate of the Liquidity Facility Provider as to:

29.3.1	the amount by which a sum payable to it under this Agreement is to be increased under Paragraph 23.3 (Tax gross-up) of the Issuer Common Terms;

29.3.2	the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 13.1 (Increased costs), Clause 26 (Issuer’s indemnities) or Paragraph 23.5 (Tax indemnity) of the Issuer Common Terms (as amended by this Agreement); or

29.3.3	the amount of any Tax Credit, as is mentioned in Paragraph 23.4 (Tax Credits) of the Issuer Common Terms,

shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Issuer.

SECTION M

MISCELLANEOUS

30.	TIMES

References to times herein are to Greenwich Mean Time unless otherwise stated.

31.	EXECUTION

The parties have executed this Agreement on the date stated at the beginning of this Agreement.

SCHEDULE 1

AMENDMENTS TO ISSUER COMMON TERMS

1.	Paragraph 21.4 (Currency of account and payment) of the Issuer Common Terms shall be varied by the addition of the following:

“and that each payment pursuant to Clause 12.1 (Increased costs) or Clause 25 (Issuer’s indemnities) of the Liquidity Facility Agreement shall be made in the currency specified by the Liquidity Facility Provider.”

2.	Paragraph 23 (Withholding Taxes) of the Issuer Common Terms shall be varied by the deletion of the words “the Issuer or” from Paragraph 23.3 (Tax Gross-Up).

3.	Paragraph 23 (Withholding Taxes) of the Issuer Common Terms shall be further varied by the addition of the following:

“23.5	Tax indemnity

Without prejudice to the foregoing provisions of this Paragraph 23, if the Liquidity Facility Provider is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Liquidity Facility Agreement (including any sum deemed for the purposes of Tax to be received or receivable by the Liquidity Facility Provider, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Liquidity Facility Provider the Issuer shall, upon demand of the Liquidity Facility Provider, promptly indemnify the Liquidity Facility Provider against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

23.6	Exception to Paragraph 23.5

The Indemnity contained in Paragraph 23.5 (Tax indemnity) shall not apply to:

23.6.1	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Liquidity Facility Provider (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Liquidity Facility Provider but not actually receivable) by the Tax jurisdiction in which the Liquidity Facility Provider is incorporated; or

23.6.2	any Tax imposed on and calculated by reference to the net income of the LF Facility Office actually received or receivable by the Liquidity Facility Provider (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Liquidity Facility Provider but not actually received) by the jurisdiction in which the LF Facility Office is located; or

23.6.3	to the extent that such payment, liability, interest, penalties, costs or expenses is compensated by an increased payment under Paragraph 23.3 or would have been so compensated but for the exceptions to such Paragraph 23.3.

23.7	Evidence of Payment of Tax

If the Issuer makes any payment under the Liquidity Facility Agreement in respect of which it is required to make any deduction or withholding it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Liquidity Facility Provider, within thirty days after it has made such payment to the relevant authority, evidence satisfactory to the Liquidity Facility Provider (acting reasonably) that the appropriate payment has been made to the relevant taxing authority.”

SCHEDULE 2

CONDITIONS PRECEDENT1

1.	A copy certified, as at a date no earlier than 2 Business Days prior to the date of this Agreement, a true and up-to-date copy by an Authorised Signatory of the Issuer, of its constitutional documents.

2.	A copy certified, as at a date no earlier than 2 Business Days prior to the date of this Agreement, a true and up-to-date copy by an Authorised Signatory of the Issuer, of a board resolution of the Issuer approving the execution, delivery and performance of this Agreement and its terms and conditions and authorising a named person or persons to sign this Agreement and any documents to be delivered by the Issuer pursuant to this Agreement.

3.	A certificate of an Authorised Signatory of the Issuer setting out the names and signatures of the persons authorised to sign, on behalf of the Issuer, this Agreement and any documents to be delivered by the Issuer pursuant to this Agreement.

4.	A certificate of an Authorised Signatory the Issuer confirming that utilisation of the Liquidity Facility would not breach any restriction on its borrowing powers.

5.	Payment of the fees required to be paid by the Issuer pursuant to Clause 23.2 (Liquidity Facility Fee).

6.	Satisfaction (in the opinion of the Liquidity Facility Provider) by the Issuer of the Liquidity Facility Provider’s account opening and client verification procedures.

7.	An opinion addressed to the Liquidity Facility Provider as to Dutch law of Clifford Chance Limited Liability Partnership as to the capacity of the Issuer to enter into this Agreement.

[1]	Barclays to provide a certificate of jurisdiction of Conditions Precedent at Closing (DLA to draft)

SCHEDULE 3

LF REVOLVING DRAWING NOTICE

From: [Self-Storage Securitisation B.V.]/[Shurgard Self Storage SCA (as Cash Administrator)]2

To: Barclays Bank PLC

Dated:

Dear Sirs,

1.	We refer to the agreement (the “Liquidity Facility Agreement”) dated [•] 2004 and made between Self-Storage Securitisation B.V. as Issuer, Barclays Bank PLC as Liquidity Facility Provider, Citicorp Trustee Company Limited as Trustee and Shurgard Self-Storage SCA as Cash Administrator. Terms defined in the Liquidity Facility Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.	We hereby give you notice that, pursuant to the Liquidity Facility Agreement and on [date of proposed LF Revolving Drawing], [we wish]/[the Issuer wishes][2] to drawdown an LF Revolving Drawing in the amount of €[•] upon the terms and subject to the conditions contained in the Liquidity Facility Agreement.

4.	[We confirm that]/[the Issuer has confirmed to us that][2], at the date hereof, no LF Event of Default has occurred and is continuing.

5.	The proceeds of this drawdown should be credited to the account in the name of Self-Storage Securitisation B.V. held with [Bank of America, N.A., London with account number [•], sort code [•]][3].

Yours faithfully

Authorised Signatory
for and on behalf of

[Self-Storage Securitisation B.V.]/[Shurgard Self Storage SCA (as Cash Administrator)]2

2 Delete as necessary depending on who is giving the notice.

3 Details should be for the Issuer Transaction Account.

SCHEDULE 4

LIQUIDITY STANDBY DRAWING NOTICE

From: [Self-Storage Securitisation B.V.]/[Shurgard Self Storage SCA (as Cash Administrator)]*

To: Barclays Bank PLC

Dated:

Dear Sirs,

1.	We refer to the agreement (the “Liquidity Facility Agreement”) dated [•] 2004 and made between Self-Storage Securitisation B.V. as Issuer, Barclays Bank PLC as Liquidity Facility Provider, Citicorp Trustee Company Limited as Trustee and Shurgard Self-Storage SCA as Cash Administrator. Terms defined in the Liquidity Facility Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.	Since * [the Liquidity Facility Provider does not have a credit rating from all of the Rating Agencies which is equal to or better than the Minimum Short-Term Rating]/[you have refused [our]/[the Issuer’s]* request to enter into a new 364 day liquidity facility and [we]/[the Issuer]* have not been able to arrange for a replacement liquidity facility agreement in accordance with the terms of the Liquidity Facility Agreement] we hereby give you notice that, pursuant to the Liquidity Facility Agreement and on and from [date of proposed Liquidity Standby Drawing], [we wish]/[the Issuer wishes]* to drawdown the Liquidity Standby Drawing in the amount of €[•], being the Available Liquidity Facility, upon the terms and subject to the conditions contained in the Liquidity Facility Agreement.

4.	We also wish to confirm that on [date of proposed Liquidity Standby Drawing] all outstanding LF Revolving Drawings shall be regarded for all purposes except the calculation and payment of interest and as otherwise specified in the Liquidity Facility Agreement, in respect of the first Liquidity Standby Loan Period following the drawdown of the Liquidity Standby Drawing as being outstanding as part of the Liquidity Standby Loan.

5.	[We confirm that]/[the Issuer has confirmed to us that]*, at the date hereof, no LF Event of Default has occurred and is continuing.

6.	The proceeds of this drawdown should be credited to the Liquidity Facility Reserve Account.

Yours faithfully

Authorised Signatory
for and on behalf of

[Self-Storage Securitisation B.V.]*/[Shurgard Self Storage SCA (as Cash Administrator)]*

Note: * delete as appropriate

SCHEDULE 5

LF WITHDRAWAL NOTICE

From: [SELF-STORAGE SECURITISATION B.V.]/[Shurgard Self-Storage SCA]*

To: Barclays Bank PLC

Dated:

Dear Sirs,

1.	We refer to the agreement (the “Liquidity Facility Agreement”) dated [•] 2004 and made between Self-Storage Securitisation B.V. as Issuer, Barclays Bank PLC as Liquidity Facility Provider, Citicorp Trustee Company Limited as Trustee and Shurgard Self-Storage SCA as Cash Administrator. Terms defined in the Liquidity Facility Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.	We hereby give you notice that, pursuant to the Liquidity Facility Agreement and on [•], [we wish]/[this Issuer wishes]* to draw down an LF Withdrawal in the amount of €[•], being the amount of the Liquidity Shortfall, upon the terms and subject to the conditions contained in the Liquidity Facility Agreement.

4.	[We confirm]/[The Issuer has confirmed to us]* that, at the date hereof, no LF Event of Default has occurred and is continuing.

5.	We hereby give you notice that the aggregate amount due and payable to the Liquidity Facility Provider under the Liquidity Facility Agreement is €[•] which amount is to be netted against the amount referred to in paragraph 3 above.

Yours faithfully

Authorised Signatory
for and on behalf of

[Self-Storage Securitisation B.V.]/[Shurgard Self-Storage SCA (as Cash Administrator)]*

Note: * delete as appropriate

SCHEDULE 6

LIQUIDITY FACILITY RENEWAL LETTER

From: [Self-Storage Securitisation B.V.]/[Shurgard Self Storage SCA (as Cash Administrator)]*

To: Barclays Bank PLC

Dated:

Dear Sirs,

1.	We refer to the agreement (the “Liquidity Facility Agreement”) dated [•] 2004 and made between Self-Storage Securitisation B.V. as Issuer, Barclays Bank PLC as Liquidity Facility Provider, Citicorp Trustee Company Limited as Trustee and Shurgard Self-Storage SCA as Cash Administrator. Terms defined in the Liquidity Facility Agreement shall have the same meaning in this notice.

2.	This letter is written to you pursuant to Clause 10.3 (Request for renewal) of the Liquidity Facility Agreement. [We confirm that we agree]/[the Issuer has confirmed to us that it agrees]* to enter into a new liquidity facility agreement with a Liquidity Facility Amount of €[•] to be granted by you on the same terms, mutatis mutandis, as the Liquidity Facility Agreement (the “New Liquidity Facility Agreement”) except for the definition of Liquidity Facility Commencement Date [save that the following amendments shall be made [details of amendments to apply to the new facility]].

3.	It is a condition precedent to our entry into the New Liquidity Facility Agreement that the Liquidity Facility Amount under the Liquidity Facility Agreement is cancelled and any LF Revolving Loan, LF Withdrawal or Liquidity Standby Drawing outstanding thereunder (if any) and any interest thereon which is accrued but unpaid is treated as outstanding under the New Liquidity Facility Agreement.

4.	The Liquidity Facility Agreement read together with this letter comprises the terms and conditions of the New Liquidity Facility Agreement, and we confirm [on behalf of the Issuer]* that no further agreements need to be executed in respect thereof.

5.	We agree [on behalf of the Issuer]* that the commencement date of the New Liquidity Facility Agreement shall be [•] [to be the last day of the then current Liquidity Facility Availability Period (i.e. Renewal Date).]

Yours faithfully

Authorised Signatory
for and on behalf of

[Self-Storage Securitisation B.V.]/[Shurgard Self-Storage SCA (as Cash Administrator)]*

Note: * delete as appropriate

SCHEDULE 7

MANDATORY COSTS

1.	The Mandatory Costs Rate is an addition to the interest rate in relation to the cost of compliance with the (a) requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each LF Revolving Drawing Period, LF Withdrawal Period Liquidity Standby Loan Period and LF Default Interest Period (or as soon as possible thereafter) the Liquidity Facility Provider shall calculate a rate (the “Mandatory Costs Rate”) as a percentage rate per annum in accordance with the formula set out below.

3.	The Mandatory Cost Rate for the Liquidity Facility Provider if lending from a facility office in a Participating Member State will be the percentage determined by the Liquidity Facility Provider as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	The Mandatory Cost Rate will be calculated in euro as follows in relation to each LF Revolving Drawing, Liquidity Standby Loan or LF Unpaid Sum:

Ex0.01	per cent. per annum
300

Where:

E	is the rate of charge payable by the Liquidity Facility Provider to the Financial Services Authority pursuant to the Fees Rules (calculated, for this purpose, by the Liquidity Facility Provider as being the average of the fee tariffs specified in the Fees Rules under activity group A.1. Deposit acceptors as are applicable to the Liquidity Facility Provider, ignoring any minimum fee or zero rated fees required pursuant to the Fees Rules but taking into account any applicable discount rate) expressed in pounds per £1,000,000 of the Tariff Base of the Liquidity Facility Provider.

5.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on supervision fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits; and

(b)	“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.	The Liquidity Facility Provider may from time to time, after consultation with the Issuer, determine and notify to all parties any amendments or variations which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in either case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

7.	Any determination by the Liquidity Facility Provider pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate or any amount payable to the Liquidity Facility Provider shall, in the absence of manifest error, be conclusive and binding on all Parties hereto.

SCHEDULE 8

ISSUER’S LF WARRANTIES

1.	INCORPORATION

The Issuer is a duly and validly incorporated private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its corporate seat (statutaire zetel) in Amsterdam and its registered office is at Locatellikade 1, 1076 AZ, Amsterdam.

2.	CONSENTS

The Issuer has obtained and maintained in effect all authorisations, approvals, licences and consents required in connection with its business and the consummation of the transactions contemplated by the Trust Documents and this Agreement pursuant to any Requirement of Law or any Regulatory Direction applicable to the Issuer in The Netherlands and in each other jurisdiction in which the Issuer carries on business.

3.	CORPORATE POWER

The Issuer has the requisite power and authority to:

3.1	enter into the Trust Documents and this Agreement; and

3.2	create and issue the Notes on the Closing Date; and

3.3	undertake and perform the obligations expressed to be assumed by it in the Trust Documents and this Agreement.

4.	AUTHORISATION

All acts, conditions and things required to be done, fulfilled and performed in order:

4.1	to enable the Issuer lawfully to enter into the Trust Documents and this Agreement;

4.2	to enable the Issuer lawfully to exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Trust Documents and this Agreement; and

4.3	to ensure that the obligations expressed to be assumed by it in the Notes and the Trust Documents and this Agreement are legal, valid, binding and enforceable against it;

have been done, fulfilled and performed and are in full force and effect or, as the case may be, have been effected, and no steps have been taken to challenge, revoke or cancel any such authorisation obtained or effected.

5.	NO BREACH OF LAW OR CONTRACT

The entry by the Issuer into and the execution (and, where appropriate, delivery) of the Trust Documents and this Agreement and the performance by the Issuer of its obligations under the Trust Documents and this Agreement do not and will not conflict with or constitute a breach or infringement by the Issuer of the terms of, or constitute a default by the Issuer under:

5.1	the Issuer’s Articles of Association;

5.2	any Requirement of Law or any Regulatory Direction; or

5.3	any agreement, indenture, contract, mortgage, deed or other instrument to which the Issuer is a party or which is binding on it or any of its assets,

where such conflict, breach, infringement or default would have a Material Adverse Effect on the Issuer, the Trust Documents and this Agreement or the Notes.

6.	LITIGATION

No litigation, arbitration or administrative proceedings of or before any court, tribunal or governmental body have been commenced or are pending or, to the best of its knowledge and belief having made all due enquiries, threatened against the Issuer or any of its assets or revenues which, if adversely determined, are reasonably likely to have a Material Adverse Effect on the Issuer or the Trust Documents and this Agreement (unless such litigation, arbitration or proceedings are being contested in good faith).

7.	VALID AND BINDING OBLIGATIONS

The obligations expressed to be assumed by the Issuer under the Trust Documents and this Agreement (other than the Notes) are legal and valid obligations, binding on it and enforceable against it in accordance with their terms, except:

7.1	as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or other similar laws affecting the enforcement of the rights of creditors generally;

7.2	as such enforceability may be limited by the nature of remedies available in the relevant jurisdiction in which the relevant enforcement occurs (including the power to stay proceedings);

7.3	as such enforceability may be limited by the effect of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law; and

7.4	obligations relating to stamp duties may be void by virtue of Section 117 of the Stamp Act 1891.

8.	CHOICE OF LAW

8.1	The choice of the laws of the Relevant Jurisdiction as the governing law of the Trust Documents and this Agreement will be recognised and enforced in The Netherlands; and

8.2	any judgment obtained in another Relevant Jurisdiction in relation to any of the Trust Documents and this Agreement will be recognised and enforced in The Netherlands.

9.	FILINGS

Under the laws of The Netherlands it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in the Issuer Jurisdiction.

10.	EVENTS OF DEFAULT

No Note Event of Default has occurred.

11.	COMPLIANCE WITH DUTCH BANKING REGULATIONS

The Issuer represents and warrants on the date hereof and each date upon which a LF Revolving Drawing, LF Withdrawal or a Liquidity Standby Drawing is made hereunder that (i) it has the benefit of the appropriate exemptive relief available to it under the Exemption pursuant to Article 6 of the Dutch Act on the Supervision of Credit Institutions (Vrijstellingsregeling Wtk 1992; the “Exemption Regulation”) and (ii) that it has verified the status of the Liquidity Facility Provider on each such date as a “professional market party” for the purposes of Dutch Central Bank regulations (a “PMP”) in accordance with the requirements of the Exemption Regulation and the Dutch Central Bank’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 10 July 2002 (Beleidsregel kernbegrippen markttoetreding en handhaving Wtk 1992).

SCHEDULE 9

ISSUER’s LF COVENANTS

The Issuer shall:

1.	CONSENTS

obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents necessary under any Requirement of Law and any Regulatory Direction from time to time in force in The Netherlands or in any other applicable jurisdiction:

1.1	in connection with its business; and

1.2	to enable it lawfully to enter into and perform its obligations under the Trust Documents and this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in The Netherlands of the Trust Documents and this Agreement;

2.	COMPLIANCE WITH ISSUER RELEVANT TRANSACTION DOCUMENTS

at all times comply with and perform all its obligations under the Trust Documents and this Agreement and the Notes and use all reasonable endeavours to procure that the other Transaction Parties, other than the Trustee and the Liquidity Facility Provider, comply with and perform all their respective obligations under the Trust Documents and this Agreement;

3.	NOTIFICATION OF BREACH OF ISSUER LF WARRANTIES AND UNDERTAKINGS

notify the Liquidity Facility Provider and the Trustee if the Issuer becomes aware of any breach of the Issuer LF Warranties or of any breach of any undertaking given by the Issuer in this Agreement;

4.	EXECUTION OF FURTHER DOCUMENTS

perform any act required by any Requirement of Law or any Regulatory Direction to be performed, and so far as permitted by applicable law, execute such further documents and perform such further acts as may be necessary in the opinion of the Trustee to give effect to, the Trust Documents and this Agreement; and

5.	NOTIFICATION OF LF EVENT OF DEFAULT

deliver notice to the Liquidity Facility Provider promptly, and, in any event, within two Business Days upon becoming aware of any LF Event of Default.

SCHEDULE 10

DEFINITIONS

“Available Liquidity Facility” means at any time, (1) the Liquidity Facility Amount less (a) the aggregate of outstanding LF Revolving Drawings plus (b) the amount of each outstanding LF Revolving Drawing due to be repaid in principal on (or pursuant to a roll-over of such LF Drawing in accordance with the terms hereunder) or before the proposed date for the making of a relevant LF Revolving Drawing or (2), if a Liquidity Standby Loan is outstanding, zero;

“continuing”, in respect of an LF Event of Default shall be construed as a reference to an LF Event of Default which subsists and which has not been waived in accordance with the terms of the Liquidity Facility Agreement;

“EURIBOR” has the meaning given to such term in Condition 6(c) (Interest - Rates of Interest on the Notes) except that references to the Agent Bank shall be read as references to the Liquidity Facility Provider, references to Note Interest Period shall be read as references to LF Revolving Drawing Period or LF Withdrawal Period, as the case may be, references to Interest Determination Date shall be read as references to Quotation Date and the reference to “the Interest Rate applicable to the Notes” shall be read as “the interest rate applicable to the LF Revolving Drawing or LF Withdrawal” as the case may be;

“Exemption Regulation” shall have the meaning ascribed to it in paragraph 11 of Schedule 8 to this Agreement;

“Issuer LF Covenants” means the covenants set out in Schedule 9 (Issuer LF Covenants);

“Issuer LF Warranties” means the representations and warranties set out in Schedule 8 (Issuer LF Warranties);

“LF Default Interest Period” means a period for the computation of interest in respect of an LF Unpaid Sum, determined in accordance with the provisions of this Agreement;

“LF Default Margin” means 2 per cent. per annum;

“LF Event of Default” means one of the events specified in Clause 20 (LF Events of Default);

“LF Facility Office” means the office of the Liquidity Facility Provider specified against the name of the Liquidity Facility Provider in Paragraph 18 (Notices) of the Issuer Common Terms or such other office in the United Kingdom as it may select by notice to the Issuer (copied to the Cash Administrator) in accordance with the provisions of this Agreement;

“LF Loans” means the LF Revolving Loans, the LF Withdrawals and the Liquidity Standby Loan;

“LF Notice of Drawing” means an LF Revolving Drawing Notice and/or a Liquidity Standby Drawing Notice, as the context may require;

“LF Revolving Drawing” means a drawing made by the Issuer (or the Cash Administrator on the Issuer’s behalf) in accordance with the terms following the delivery by the Issuer of (and in accordance with) an LF Revolving Drawing Notice or, as the case may be, the principal amount of such drawing for the time being outstanding;

“LF Revolving Drawing Notice” means a notice substantially in the form set out in Schedule 3 (LF Revolving Drawing Notice);

“LF Revolving Drawing Period” means, in respect of an LF Revolving Drawing, the period for which such LF Revolving Drawing is to be outstanding, determined in accordance with the provisions of this Agreement;

“LF Revolving Loan” means at any time the aggregate of all LF Revolving Drawings which have been drawn down by the Issuer and are still outstanding;

“LF Unpaid Sum” means the unpaid balance of any sum referred to in Clause 25.1 (LF Default Interest Periods);

“LF Withdrawal” means a drawing from the Liquidity Facility Reserve Account made by the Issuer in accordance with the terms of this Agreement following the delivery by the Issuer (or the Cash Administrator on the Issuer’s behalf) of (and in accordance with) an LF Withdrawal Notice or, as the case may be, the principal amount of such drawing for the time being outstanding;

“LF Withdrawal Period” means, in respect of an LF Withdrawal, the period for which such LF Withdrawal is to be outstanding, determined in accordance with the provisions of this Agreement;

“LF Withdrawal Notice” means a notice substantially in the form set out in Schedule 5 (LF Withdrawal Notice);

“Liquidity Facility” means the committed, euro, revolving liquidity facility made available to the Issuer by the Liquidity Facility Provider in accordance with the terms of this Agreement;

“Liquidity Facility Amount” means €30,000,000 or the amount to which such sum is increased or decreased from time to time in accordance with the terms of this Agreement;

“Liquidity Facility Availability Period” means the period commencing on and including the then Liquidity Facility Commencement Date and ending on (but excluding) the day which is 364 days after such Liquidity Facility Commencement Date or (upon renewal) such other day which may be the last day of any new Liquidity Facility Availability Period agreed under Clause 10.3 (Request for Renewal);

“Liquidity Facility Commencement Date” means the date hereof or (upon renewal) such other later date specified as such in a Liquidity Facility Renewal Letter;

“Liquidity Facility Margin” means 0.5 per cent. per annum;

“Liquidity Facility Provider” means Barclays Bank PLC in its capacity as liquidity facility provider in accordance with the terms of this Agreement;

“Liquidity Facility Renewal Letter” means a letter from the Liquidity Facility Provider to the Issuer substantially in the form set out in Schedule 6 (Liquidity Facility Renewal Letter);

“Liquidity Facility Termination Date” means the earliest to occur of: (i) the last day of the Liquidity Facility Availability Period and (ii) the Final Maturity Date or (iii) the day on which this Agreement is cancelled in accordance with Clause 12 (Cancellation), Clause 14 (Illegality) or Clause 20 (LF Events of Default);

“Liquidity Senior Amount” means any amount payable to the Liquidity Facility Provider under item (d) of the Issuer Pre-Enforcement Priority of Payments (as set out in Condition 2(c));

“Liquidity Shortfall” means the Issuer has insufficient funds available to it on any Note Payment Date excluding any amounts to be drawn under this Agreement on such Note Payment Date to pay in full paragraphs (a) to (f) (inclusive), (h) and (j) of the Issuer Pre-Enforcement Priority of Payments;

“Liquidity Standby Drawing” means a drawing made by the Issuer (or the Cash Administrator on the Issuer’s behalf) in accordance with the terms of this Agreement following the delivery by the Issuer of (and in accordance with) a Liquidity Standby Drawing Notice;

“Liquidity Standby Drawing Notice” means a notice substantially in the form set out in Schedule 4 (Liquidity Standby Drawing Notice);

“Liquidity Standby Loan” means, at any time, the Liquidity Standby Drawing or, as the case may be, the principal amount thereof for the time being outstanding and, for the avoidance of doubt, each LF Withdrawal shall reduce the principal amount outstanding of the Liquidity Standby Loan to the extent such LF Withdrawal is outstanding and each repayment of an LF Withdrawal or LF Revolving Drawing into the Liquidity Facility Reserve Account in accordance with this Agreement shall increase the Liquidity Standby Loan by such amount;

“Liquidity Standby Loan Period” means, in respect of the Liquidity Standby Loan, each period for the computation of interest determined in accordance with the terms of this Agreement;

“Mandatory Costs Rate” means the rate determined in accordance with Schedule 7 (Mandatory Costs);

“Minimum Short-Term Rating” means, in respect of the Liquidity Facility Provider, its short term unsecured, unsubordinated, unguaranteed debt obligations being rated, in the case of Fitch, F-1+ and in the case of S&P, A-1+;

“PMP” means a “professional market party” for the purposes of Dutch Central Bank regulations in accordance with the requirements of the Exemption Regulation and the Dutch Central Bank’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 10 July 2002 (Beleidsregel kernbegrippen markttoetreding en handhaving Wtk 1992);

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under this Agreement, the day on which quotations would ordinarily be given by leading banks in the London interbank market for deposits in euro for delivery on the first day of that period and if, for any such period, quotations would ordinarily be given on more than one date, means the last of those dates;

“Renewal Date” shall have the meaning ascribed to it in Clause 10.3 (Request for Renewal); and

“Replacement Lender” shall have the meaning ascribed to it in Clause 10.4.2.

EXECUTION PAGE

The Issuer:

SELF-STORAGE SECURITISATION B.V.

By:	/s/ M. Sibbing (Attorney)

Its duly authorised signatory

The Liquidity Facility Provider:

BARCLAYS BANK PLC
executed by its
duly authorised attorney

By: /s/ S. Attree

The Trustee:

CITICORP TRUSTEE COMPANY LIMITED

By:	/s/ Viola Japaul (Director)

The Cash Administrator:

SHURGARD SELF STORAGE SCA

By:	/s/ S. de Tollenaere
Its duly appointed attorney